The George Putnam Fund of Boston, Annual Report, 07/31/08


Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended July 31, 2008 Putnam Management has
assumed $7,057 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 8).


72DD1 (000s omitted)		Class A	110,582
					Class B	  9,669
					Class C	  1,904

72DD2 (000s omitted)		Class M	 5,380
					Class R	    75
					Class Y	 14,153


73A1					Class A	0.641
					Class B	0.501
					Class C	0.508

73A2					Class M	0.553
					Class R	0.601
					Class Y	0.685

74U1	(000s omitted)		Class A	 155,292
					Class B	  14,910
					Class C	   3,320

74U2	(000s omitted)		Class M	   9,268
					Class R	     307
					Class Y	  18,338

74V1					Class A	13.99
					Class B	13.83
					Class C	13.90

74V2					Class M	13.82
					Class R	13.94
					Class Y	14.04

Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.
Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.